Exhibit 3.140

LIMITED PARTNERSHIP AGREEMENT

OF

CONCORD PROCESSING, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of CONCORD PROCESSING, L.P., a Texas limited partnership (the “Partnership”), is by and between CONCORD ONE, LLC a Delaware limited liability company (the “General Partner”) and CONCORD NN, LLC, a Delaware limited liability company (“NN” or Limited Partner”);

INTRODUCTION

WHEREAS, the General Partner and the Limited Partner desire to form a limited partnership upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby form the Partnership upon the terms and conditions set forth herein.

ARTICLE 1

Definitions

As used in this Agreement, the following terms shall have the respective meanings indicated:

1.1           “Affiliate” of any Person (the “first person”) means any Person directly or indirectly controlling, controlled by, or under common control with the first person. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2            “Additional Capital Contribution” has the meaning given to such term in Section 4.2 of this Agreement.

1.3            “Agreement” means this Limited Partnership Agreement of Concord Processing, L.P., as amended from time to time.

1.4           “Available Cash” of the Partnership shall mean, as of any date, all cash funds of the Partnership on hand on such date (other than cash funds obtained (A) as contributions to the capital of the Partnership by the Partners or (B) on a Terminating Capital Transaction) after: (a) payment of all expenses and obligations of the Partnership payable as of such time, (b) provision for payment of all outstanding and unpaid current obligations of the Partnership payable as of such time or within a reasonable period of time after such date, and (c) provision for Reserves determined by the General Partner.

1.5           “Bankruptcy” means, as to any Partner, that Partner’s taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within 60 days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.

1.6           “Business Day” means any day on which national banking institutions in Delaware is required to be open.

1.7           “Capital Account” means the account established for each Partner pursuant to Exhibit B.

1.8           “Capital Contribution” means the amount of money contributed to the Partnership by a Partner and shall include the contributions of such Partner made in accordance with Article IV of this Agreement, including without limitation the Initial Capital Contribution, or any additional Capital Contribution, in each instance, as funded by the Partners.

1.9           “Certificate” means the certificate of limited partnership, or any amendment thereto, concerning the Partnership filed with the Secretary of State of the State of Texas in accordance with the Limited Partnership Act.

1.10         “Code” means the Internal Revenue Code of 1986, as amended.

1.11         “Commercially Reasonable Financing” means debt incurred for funds borrowed from a bank or other financial institution to finance the Partnership’s business.

1.12         “General Partner” means Concord One, LLC a Delaware limited liability company, together with each Person (if any) that subsequently becomes an additional or substituted General Partner herein in accordance with the terms of this Agreement.

1.13         “Initial Capital Contribution” with respect to any Partner shall mean the amount of cash contributed by such Partner to the capital of the Partnership pursuant to Exhibit A attached hereto.

1.14         “Limited Partner” means Concord NN, LLC, a Delaware limited liability company, together with each other Person (if any) that subsequently becomes a substituted Limited Partner, but excluding any such Person that subsequently ceases to be a Limited Partner, pursuant to the provisions of this Agreement.

1.15         “Limited Partnership Act” means The Texas Revised Limited Partnership Act, as amended from time to time.

1.16         “Limited Partnership Interest” means the interest held by any Limited Partner in the Partnership as a limited partner.

1.17         “Liquidating Trustee” means the General Partner or other Person appointed pursuant to Article IX to supervise the, liquidation of the Partnership.

1.18         “NN” shall mean Concord NN, LLC, a Delaware limited liability company, its permitted successors and assigns.

1.19         “Operations” shall mean all revenue producing activities of the Partnership other than activities relating to a Terminating Capital Transaction.

1.20         “Partner(s)” means the General Partner and the Limited Partner(s).

1.21         “Partnership” means “Concord Processing, L.P.”

1.22         “Percentage Interest” means all rights and interests of a Partner (expressed as a percentage on Exhibit A) under this Agreement and the Limited Partnership Act, including (i) the right of a Partner to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds under this Agreement, and (ii) all management rights, voting rights or rights to consent of the General Partner.

1.23         “Person” means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

1.24         “Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

1.25         “Reserves” mean, for any period, the amount set aside for, or amount allocated to, reserves established from the Partnership’s receipts for such period, in amounts deemed appropriate by the General Partner, for contingent liabilities, working capital, reasonable capital expenditures, and payment of other obligations, debts, liabilities, costs, or other Partnership expenses.

1.26         “Securities Laws” means the Securities Act of 1933, as amended, and the securities laws of any State together with the rules and regulations promulgated thereunder.

1.27         “Terminating Capital Transaction” shall mean any sale or other disposition of all or substantially all of the then remaining assets of the Partnership which is entered into in connection with the dissolution, termination, and winding up of the Partnership or which will result in the dissolution of the Partnership.

1.28         “Unrecovered Contribution” with respect to a Partner shall mean the Capital Contributions of such Partner minus the total amount of cash distributed by the Partnership to such Partner pursuant to Section 7. 1 (a), as applicable.

1.29         All other terms used herein but not defined shall have the meaning given to them in the text of this Agreement.

ARTICLE 2

Organization

2.1 Formation of the Partnership. The Partners hereby form the Partnership in accordance with the terms of this Agreement pursuant to the Limited Partnership Act. Except as provided for herein, the Limited Partnership Act shall govern the rights and liabilities of the Partners.

2.2 Partnership Certificate. At all times prior to the termination of this Agreement, the General Partner shall cause the Partnership to comply with all requirements imposed by the Limited Partnership Act, including without limitation the filing of the Certificate and any amendments thereto, and shall take all other appropriate action to comply with any legal requirements for the continuation of the Partnership in accordance with the terms of this Agreement in each jurisdiction where the Partnership intends to conduct business.

2.3 Partnership Name. The business of the Partnership shall be conducted under the name of “Concord Processing, L.P.”, or such other name as the General Partner shall select from time to time.

2.4 Principal Office, Registered Office, Registered Agent. The principal place of business of the Partnership shall be at 1800 South Washington St., Amarillo, Texas 79102, but substitute or additional places of business may be established at such other locations as may from time to time be determined by the General Partner. The registered agent of the Partnership shall be CT Corporation and the registered office of the Partnership in the State of Texas shall be located at 350 N. St. Paul St., Dallas, Texas 75201.

2.5 Term of Partnership. The term of the Partnership shall commence upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Texas, and shall continue until December 31, 2052, or until such earlier date as the Partnership is dissolved and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to the provisions of this Agreement.

ARTICLE 3

Purposes and Powers

3.1 Purposes of the Partnership. The purposes of the Partnership shall be the provision of electronic transaction processing services, together with all action necessary or convenient to such purposes, which development may be funded by available cash of the Partnership, by proceeds from borrowings by the Partnership or by contributions of the Partners.

3.2 Powers of the Partnership. The Partnership purposes set forth in Section 3.1 hereof may be accomplished by taking any action which is permitted under the Limited Partnership Act and which is customary or reasonably related to the Partnership purposes set forth above; provided, however, that nothing contained in this Section 3.2 or elsewhere in this Agreement shall obligate the General Partner to take any action on behalf of the Partnership if it deems such action to be inappropriate or not reasonably necessary to accomplish the Partnership purposes.

ARTICLE 4

Capital Contributions

4.1 Initial Capital Contributions. On the date of this Agreement and simultaneously with the formation of the Partnership, the Partners shall make Capital Contributions in the amounts set forth on Exhibit A hereto (the “Initial Capital Contributions”).

4.2 Subsequent Funding. If the General Partner determines that debt financing is not in the best interest of the Partnership and that funds in excess of the Initial Capital Contributions are required (i) to further the purposes set forth in Article 3 of this Agreement, (ii) to pay fees, costs or expenses payable by the Partnership pursuant to this Agreement, or (iii) otherwise to meet the Partnership’s then existing obligations, and, in each case, (A) funds are not otherwise available from the Partnership’s Available Cash and (B) all of the Initial Capital Contributions, together with any equipment or other financing received by the Partnership, have been expended or budgeted for expenditure by the Partnership for purposes of Operations, then within forty-five (45) Business Days after notice from the General Partner, each of the Partners shall make further Capital Contributions in the amount so determined (“Additional Capital Contribution”) pro rata in accordance with each Partner’s respective Percentage Interest. The Additional Capital Contribution, if any, shall be in addition to the Initial Capital Contribution.

ARTICLE 5

Rights and Obligations of the Limited Partner

5.1           General Rights and Limitations of the Limited Partner. No Limited Partner shall be:

(a)             personally liable beyond its Capital Contribution for any Partnership losses or liabilities, except as may be required pursuant to the Limited Partnership Act or unless such a liability is founded on some unauthorized activity of the Limited Partner, or except for any particular obligations which a Limited Partner may decide voluntarily to undertake personally pursuant to legal arrangements outside of this Agreement;

(b)             allowed to take any part whatsoever in the management or control of the Partnership business (including without limitation the sale of the assets of the Partnership), or to sign for or to bind the Partnership, such power to vest solely and exclusively in the General Partner;

(c)             entitled to be paid any salary or to have a Partnership drawing account;

(d)             entitled to a return of or any interest on its Capital Contribution, or any profits, except as otherwise provided in this Agreement; or

(e)             entitled to priority over any other Limited Partner, either as to return of its Capital Contribution, or as to gains, losses, or distributions, except as otherwise provided in this Agreement.

Notwithstanding the foregoing, a Limited Partner shall be permitted to act or exercise, and shall not be deemed to participate in the control of the business by virtue of acting in any capacity or exercising, any of the powers enumerated in the Limited Partnership Act, including, without limitation, acting as a contractor for or an agent or employee of the Partnership and accepting a salary or other payment for such services.

ARTICLE 6

Rights and Obligations of the
General Partner

6.1 Rights and Obligations of the General Partner as Manager. Subject to the limitations of this Agreement, the General Partner shall have (i) full, exclusive, and complete authority to manage and control the Partnership and make all decisions affecting the management and operation of the Partnership’s business, and (ii) full authority to take any action which the General Partner believes in good faith to be in furtherance of the Partnership’s business and purposes and to exercise all rights and powers generally conferred by law in connection therewith, including contracting with appropriate entities (including, subject to the limitations set forth in Section 6.5(e) hereof, the General Partner, a Limited Partner, and/or any of their respective Affiliates) to provide services to the Partnership at the reasonable expense of the Partnership and borrow money on behalf of the Partnership. No Person or governmental body dealing with the Partnership shall be required to inquire into, or obtain any consents or other documentation as to, the authority of the General Partner to take any such action or to exercise any such rights or powers. The General Partner shall manage the Partnership affairs in a prudent and business-like manner and at all times shall act in the best interests of the Partnership in fulfillment of the purposes herein expressed. Without limiting the generality of the preceding provisions, and subject to the provisions of Section 6.5, the General Partner shall have the authority, right, and power, on behalf of and at the cost and expense of the Partnership:

(a)             to enter into contracts with any person or entity to provide assistance regarding, and make all decisions on behalf of the Partnership with respect to the business of the Partnership;

(b)             to open, maintain, and close bank accounts with such financial institutions as the General Partner may designate, to designate and change signatories on such accounts, and to draw checks and other orders for the payment of monies;

(c)             to invest any cash assets of the Partnership in liquid investments where there is appropriate safety of principal;

(d)             to submit any claims or liabilities to arbitration or reference, to settle claims and confess judgments, to prosecute, defend, and settle lawsuits, and to handle all matters with governmental agencies;

(e)             to engage employees, consultants, contractors, architects, engineers, accountants, attorneys, managers, and any and all other agents and assistants, both professional and non-professional, as the General Partner may deem necessary, appropriate, or advisable in furtherance of the purposes of the Partnership, and to compensate such Persons for services rendered;

(f)              to maintain the assets of the Partnership in good order and repair;

(g)             to maintain insurance of the types and in such amounts deemed appropriate by the General Partner;

(h)             to collect all sums due the Partnership;

(i)                     to cause the preparation and filing of all Partnership tax returns, and to make all elections for the Partnership thereunder;

(j)              subject to the limitations set forth in Section 6.5(a) and (b), to admit substitute Partners to the Partnership in accordance with the provisions hereof;

(k)             to the extent that funds of the Partnership are available therefor, to pay as they become due all debts and obligations of the Partnership;

(1)              to establish Reserves;

(m)            to obtain, as needed, Commercially Reasonable Financing from third parties to fund Operations and, in connection therewith, to issue evidence of indebtedness therefor and to secure the same by mortgage, deed of trust, pledge, or other security interest;

(n)             take any and all other action that the General Partner may deem necessary, appropriate, or advisable in furtherance of the purposes of the Partnership and not inconsistent with this Agreement.

6.2 Expenses of the Partnership. The Partnership shall bear all direct costs and expenses of maintenance and operation of the Partnership and the property belonging to the Partnership. The Partnership shall employ, at the Partnership’s expense, such personnel and employees, as are approved by the General Partner or as the Management Company is authorized to employ on behalf of the Partnership.

6.3 Limitations on Authority and Powers of the General Partner. Without the prior consent of the Limited Partner, or except as otherwise provided for in this Agreement, the General Partner shall not:

(a)             admit a Person as an additional or substitute Limited Partner, except in accordance with this Agreement;

(b)             admit or substitute any additional General Partner(s) to the Partnership;

(c)             withdraw from the Partnership or sell, assign, or otherwise transfer its interest as General Partner in the Partnership to a third party;

(d)             commingle Partnership funds with those of any other Person;

(e)             amend this Agreement;

(f)              except as otherwise expressly permitted by this Agreement, and as limited by the ability of the General Partner to take such action, voluntarily take any action that will cause the dissolution of the Partnership;

(g)             except as provided in Section 4.3, require any Partner to make an Additional Capital Contribution;

(h)             sell, transfer, exchange, or otherwise dispose of all or substantially all of the assets of the Partnership or the business of the Partnership by virtue of a sale of the assets thereof or interests therein.

6.4             Exculpation and Indemnification of the Partners.

(a)             Neither the General Partner, any Limited Partner, nor any of their respective officers, directors, or employees shall be liable, responsible or accountable in damages or otherwise to the Partnership or the Partners for any act or omission performed or made (i) with respect to the General Partner and its officers, directors, or employees, by any of them in the capacity as a General Partner or any other capacity in which any of them act at the request of the Partnership or otherwise, and (ii) with respect to the Limited Partners and their officers, directors, or employees, by any of them in any capacity in which any of them act at the request of the Partnership or otherwise, if, in either case, such Person shall not have been guilty of gross negligence or willful misconduct with respect to such act or omission. Without limitation of the foregoing, no Partner, its officers, directors, and employees shall be so liable, responsible or accountable for any allocation, distribution or other act or omission performed or made by them in good faith reliance on financial statements of the Partnership reported on by independent certified public accountants or for any act or omission performed or made by them in good faith reliance on advice of legal counsel. No Partner nor any of its officers, directors, or employees shall be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any act or omission if such Person shall have been merely negligent with respect to such act or omission.

(b)             The Partnership shall have the power and authority to and shall, and the General Partner is hereby directed on behalf of the Partnership to, indemnify and hold harmless, and advance and reimburse expenses related thereto to, the General Partner, the Limited Partner, and any of their partners, members, officers, directors, shareholders and employees, to the fullest extent permitted by the Act and any other applicable law; provided, however, that this indemnification shall be satisfied only out of assets of the Partnership and not out of assets of the Partners.

(c)           None of the Partners of the Partnership, nor any partner, member, officer, director, shareholder or employee of any Partner, shall have any personal liability on any leases,

agreements, loans or other obligations of the Partnership, unless such liability is voluntarily assumed by a Partner in writing.

ARTICLE 7

Income, Losses, Distributions and Fiscal Matters

7.1           Distributions of Available Cash Generally. Periodically as determined by the General Partner (but not less frequently than annually), the Available Cash of the Partnership (if any) shall be distributed to the Partners as follows:

(a)             First: To the Partners in proportion to their Percentage Interests to the extent of their Unrecovered Contribution balances until each Limited Partner’s Unrecovered Contribution balance is equal zero; and

(b)             Second: All remaining amounts of Available Cash shall be distributed to the Partners, pro rata in accordance with their respective Percentage Interest.

7.2           Allocations. Allocations of income, gain, loss and deduction for federal, state, and local income tax purposes and for purposes of maintaining the Partners’ Capital Accounts are as stated in Exhibit B.

7.3           No Obligation to Restore Deficit Capital Accounts. No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership or any other Partner to restore said deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership or any other Partner for any deficit balance in such venturer’s or partner’s Capital Account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a Capital Account of a partner, or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property.

7.4           No Interest on Capital Accounts. Except as otherwise provided herein, no interest will be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.

7.5           Accounting. The Partnership shall keep its accounts according to the accrual method in accordance with generally accepted accounting principles applied on a consistent basis. The accounts shall readily disclose all items which the Partners are required to take into account separately for income tax purposes.

7.6           Fiscal Year. The Partnership fiscal year shall be the calendar year or such other year as required by applicable federal income tax law.

7.7           Records. The Partnership’s books and other records, including without limitation those records required pursuant to the Limited Partnership Act, shall be kept at the principal office of the Partnership. The Limited Partner, at its own expense, shall at reasonable times during business hours have access to such books for the purpose of inspecting and copying same.

The books and records shall be preserved for at least six years after the term of the Partnership ends unless otherwise provided by applicable federal or state law.

7.8              Bank Accounts. The Partnership shall maintain bank accounts in its name at such financial institutions as the General Partner may select.

7.9              Tax Matters Partner. The General Partner shall be the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code.

7.10         No Right to Distribution Upon Withdrawal. Upon withdrawal, a Limited Partner shall not have the right to a distribution of the fair market value of its interest in the Limited Partnership.

ARTICLE 8

Transferability

8.1 Prohibition on Transfers. Neither the General Partner nor any Limited Partner may transfer its interest in the Partnership without the prior written consent of the General Partner, which consent may be withheld for any reason in its sole discretion. Any transfer in violation of this Section 8.1 shall be null and void ab initio.

8.2 Conditions for Transfers. If the General Partner consents to the transfer of a Partnership interest, the Partner who desires such transfer shall arrange for its transferee to be bound by the provisions of this Agreement, by having such transferee execute two counterparts of an instrument of assignment reasonably satisfactory to the General Partner and by delivering the same to the General Partner together with any such other information that may be required by the General Partner, including, but not limited to, the name and address of the transferee, information regarding the transferee to determine whether confidentiality will be preserved, and such other information as might be required under Section 6050K of the Code and the Treasury Regulations thereunder. It is understood that the proposed transferee shall be required to pay any and all reasonable filing and recording fees, legal fees, accounting fees, and other charges and fees incurred by the Partnership and its counsel as a result of any such transfer. Each assignment or transfer shall be effective in accordance with the provisions of Section 706 of the Code; provided, however, that no attempted assignment or transfer shall be effective or recognized by the Partnership or the Partners until all the requirements of this Article VIII have been satisfied. If and when the consent of the Partners as provided for in this Article VIII is secured and the other requirements of this Article VIII are satisfied, the transferee shall become a substituted Limited Partner or General Partner thus transferred, and each Partner hereby consents to such substitution. No transfer to a minor or incompetent shall be effective in any respect.

8.3 Status Prior to Admission as a Substituted Partner. Unless and until any assignee, transferee, heir, or legatee is admitted to the Partnership as a substituted Partner pursuant to the terms of this Agreement, its status and rights shall be limited to the rights of an assignee of a limited partnership interest under relevant provisions of the Limited Partnership Act.

8.4              Admission of Substituted Partner. Upon the effectiveness of an assignment under this Article VIIII, the General Partner shall, if the Partners required under Section 8.1 consent to admit such transferee as a substituted Partner, execute, file, and record with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish the substitution of the transferee as a substituted Partner. The Partnership shall treat a Person who becomes a substituted Partner as the substituted Partner with respect to the Partnership Interest assigned from the date such assignment is effective, notwithstanding the time consumed in preparing and filing the necessary documents with governmental agencies necessary to effectuate the substitution.

8.5 Tax Elections with Respect to Substituted Partners. Upon the transfer of all or part of an interest of a Partner in the Partnership, at the request of the transferee of such interest, the General Partner may (but shall not be required to) cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.

8.6 Obligations of Substituted Partners. Any Person admitted to the Partnership as a substituted Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

ARTICLE 9

Dissolution and Liquidation

9.1 Dissolution and Termination of the Partnership. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this Section 9. 1. The Partnership shall be immediately dissolved upon:

(a)             the expiration of the term set forth in Section 2.5;

(b)             the Bankruptcy, liquidation, or withdrawal of the General Partner for any reason; or

(c)             the occurrence of any other circumstances which by law would require that the Partnership be dissolved.

Nothing contained in this Section 9.1 is intended to grant to any Partner the right to dissolve the Partnership at will, or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will.

9.2 Reconstitution. In the event the Partnership is dissolved pursuant to Section 9.1, the Partnership may be reconstituted and its business continued by the consent of all Partners.

9.3 Death, Bankruptcy or Disability of Limited Partner. The Bankruptcy or dissolution of any Partner shall not result in the dissolution of the Partnership, but the rights of a Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Partner’s successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner’s successors in interest shall be liable for all of the obligations of the Limited Partner. In no event shall the successors in interest become a substituted Limited Partner, except in accordance with Article VIII hereof.

9.4 Final Accounting. Within a reasonable time following the completion of liquidation, an accounting shall be made of the accounts of the Partnership, the account of each Partner thereof, and of the Partnership’s assets, liabilities, and operations from the date of the last previous accounting to the date of such liquidation.

9.5 Liquidation and Priorities on Dissolution. If the Partnership is dissolved and not reconstituted, the General Partner (or such Person as may be designated by the Limited Partner(s), in the event the dissolution is caused pursuant to Section 9.1(b)) shall act as the Liquidating Trustee and immediately proceed to terminate the business of the Partnership. The Liquidating Trustee (other than the General Partner) shall be entitled to receive such reasonable compensation for its services as may be agreed upon by the Liquidating Trustee and the Limited Partners, which consent shall be deemed provided only upon the prior written consent of all Partners. The Liquidating Trustee shall have all of the powers conferred upon and shall be subject to all of the limitations imposed upon the General Partner under the terms of this Agreement to the extent necessary or desirable to perform its duties and functions. The Liquidating Trustee may exercise such powers without further authorization or consent of any of the Partners. The Liquidating Trustee shall, subject to the provisions of Section 6.6, sell as rapidly as is reasonably prudent all Partnership properties, at such prices and on such terms as the Liquidating Trustee, in the exercise of its business judgment, deems in the best interest of the Partnership. The proceeds from such sale or the proceeds from the sale of substantially all of the assets, or the proceeds from such capital contributions, as the case may be, shall be distributed as follows:

(a)             first, there shall be distributed to Partnership creditors and obligees funds, to the extent available, sufficient to extinguish Partnership liabilities and obligations (including sums that may have been loaned by Partners or their Affiliates and sums due the Partners or their Affiliates for goods, services, or undertakings furnished to the Partnership for which any Partners or their Affiliates have then become an obligee or creditor of the Partnership), including the cost and expenses of liquidation; and

(b)             second, to the Partners in accordance with their respective positive Capital Account balances as adjusted pursuant to Exhibit B; provided, however, that the distributions under this Section 9.5(b) shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, ninety (90) days after the date of liquidation).

If the assets are sold on an installment basis, the Partnership shall continue to exist in liquidation until such time as all proceeds have been collected with respect to any installment notes. The proceeds from such installment notes shall be distributed in accordance with the other provisions of this Section 9.5.

Notwithstanding anything to the contrary set forth hereinabove, if, after the payment of current Partnership liabilities and obligations to the extent of the funds and/or properties available for that purpose, either any portion of a Partnership borrowing remains unpaid or the

Liquidating Trustee determines that additional funds will be required to meet Partnership costs and expenses theretofore incurred or for which the Partnership may become responOsible, then the Liquidating Trustee shall be obligated to retain such required amounts, if available (or as and when they become available), before any Partnership cash or property is distributed to any Partner.

9.6 Indemnification of the Liquidating Trustee. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages, and causes of action of any nature whatsoever, arising out of or incidental to the Liquidating Trustee’s taking of any action authorized under or within the scope of this Article IX; provided, however, that the Liquidating Trustee shall be entitled to no indemnification hereunder where the claim at issue arose out of:

(a)           a matter entirely unrelated to the Liquidating Trustee’s acting under the provisions of this Article IX;

(b)           the proven gross negligence or willful misconduct of the Liquidating Trustee; or

(c)           the proven material breach by the Liquidating Trustee of its obligations under this Article IX.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourse to which the Liquidating Trustee shall be entitled, at law or in equity.

9.7 Interim Manager. If the Partnership is dissolved as a result of an event described in Section 9.1(b), the Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers, and duties of a general partner necessary to preserve the Partnership assets, until: (i) a new General Partner is elected by such Limited Partners, if the Partnership is reconstituted; or (ii) the Liquidating Trustee is appointed pursuant to Section 9.5, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Partners, and shall, while acting in the capacity as interim manager on behalf of the Partnership, be entitled to the same powers, compensation, and indemnification rights as the Liquidating Trustee.

ARTICLE 10

Miscellaneous

10.1 Notices. Any notice or communication hereunder must be in writing and given by: (a) depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) depositing the same with a nationally recognized, overnight courier such as FedEx, with all charges for priority, next day delivery pre-paid, or (c) by hand-delivering the same in person. Such notice shall be deemed received on the first business day following such deposit with a nationally recognized, overnight courier, on the fifth Business Day following the date on which it is so mailed or upon actual receipt at the time of hand delivery. For purposes of notice, the addresses of the parties shall be the addresses for each such Partner listed below. A Limited Partner may change its address for notice by giving notice in writing to the General Partner, stating its new address, and the General Partner may change its address for notice by giving notice thereof to the Limited Partner

If to General Partner:	Concord One, LLC 1100 Carr Road Wilmington, DE 19809 Attn: Gary S. Crampton

If to NN:	Concord NN, LLC 1100 Carr Road Wilmington, DE 19809 Attn: Edward T. Haslam

10.2 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO, AND WITHOUT GIVING EFFECT TO, THE APPLICATION OF TEXAS CONFLICT OF LAW RULES.

10.3 Amendments. This Agreement may be amended by written agreement approved by all Partners. Thereafter, the Limited Partner, or the General Partner to the extent permitted by law, shall promptly execute, or cause to be executed, an amendment to this Agreement and to the Certificate in such form as the General Partner may deem appropriate .

10.4 Meetings. Meetings of the Partners may be called by the General Partner or by any Limited Partner. Within five (5) days after receipt of such a call from a Limited Partner, the General Partner shall mail a notice of the meeting to the Limited Partners. A meeting shall be held at a reasonable time and convenient place, as determined by the General Partner, on a date not less than ten (10) or more than twenty (20) days after the mailing of notice of the meeting. Meetings may be held and conducted by telephone or other means of communication that permits all those in attendance to hear and to speak to each other person in attendance thereat. The Limited Partner may vote either in person or by proxy at any meeting. No matters that would constitute taking part in control of the Partnership by the Limited Partner shall be considered at any meeting. Action at any such meeting is limited to those matters specified in the notice of meeting, which matters shall be limited to those matters on which the Limited Partner is entitled to vote pursuant to this Agreement or other matters specified in the Partnership Act. The presence of both Partners constitutes a quorum and except as otherwise provided herein with respect to action on certain matters, the affirmative vote, in person or by proxy, of a majority of interests of the Partners present at such meeting is required to approve any action duly proposed at such meeting.

10.5 Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by not less a majority interest of the Limited Partners. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not consented in writing.

10.6 Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Partners and their respective legal representatives, heirs, successors, and assigns.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one instrument.

10.8 Gender and Number. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine or the neuter, and vice versa.

10.9 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the State of Texas. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be effective and in force to the greatest extent permitted by law.

10.10 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.

10.11 Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.

10.12 Captions. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 31st day of December, 2002.

GENERAL PARTNER:

CONCORD ONE, LLC

a Delaware limited liability company

/s/ Gary S. Crampton
Gary S. Crampton
Chief Manager

LIMITED PARTNER:

CONCORD NN, LLC

a Delaware limited liability company
/s/ Edward T. Haslam
Edward T. Haslam Chief Manager

EXHIBIT A
PERCENTAGE INTERESTS AND
INITIAL CAPITAL CONTRIBUTIONS

	PERCENTAGE INTEREST	INITIAL CAPITAL CONTRIBUTIONS
General Partner:
Concord One, LLC	1%	$100.00

Limited Partner:
Concord NN, LLC	99%	$990.00
Total:	100%	$1,000.00

EXHIBIT B

ALLOCATIONS AND TAX PROCEDURES

ARTICLE B-I

DEFINITIONS

B.1. Definitions.                                 Capitalized words and phrases used in this Exhibit B have the meaning ascribed to them in this Agreement except as otherwise provided below:

B.1.1 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)             Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)             Debit to such Capital Account the items described in Treas. Reg. §§ 1.704-1(b)(2(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2ii)(d) and shall be interpreted consistently therewith.

B.1.2 “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)             To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections B.2.3 or B.2.4 hereof, and (C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Treas. Reg. § 1.704-1(b)(2))(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. § 1.704- I (b)(2)(iv)(d)(2)•

(b)             To each Partner’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections B.2.3 or B.2.4  hereof, and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

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(c)             In the event all or a portion of a Partner’s interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d)             In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. § 1.7041 (b), and shall be interpreted and applied in a manner consistent therewith. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with Treas. Reg. § 1.704-1(b), the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. § 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Partner, such adjustment shall require the consent of such Partner.

B.1.3 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.

B.1.4 “Partnership Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.7042(b)(2) and 1.704-2(d) for such term.

B.1.5 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

B.1.6 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

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(a)             The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner.

(b)             The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership and (C) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.7041(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c)           The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g) into account) of such asset on the date of distribution as determined by the General Partner.

(d)           The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profit” and “Losses” and Section B.2.3(g) hereof, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the General Partner determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

B.1.7 “Partner Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.7042(b)(4) for such term.

B.1.8 “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1. 704-2(i)(3).

B.1.9 “Partner Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(i)(1) and 1.704-2(i)(2) for such term.

B.1.10 “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.7042(b)(1) and 1.704-2(c). The amount of Nonrecourse Deductions for an Fiscal Year shall generally equal the net increase, if any, in the amount of Partnership Minimum Gain for that Fiscal Year, reduced (but not below zero) by the aggregate distributions during the year of

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proceeds of Nonrecourse Liabilities that are allocable to an increase in Partnership Minimum Gain, with such other modifications as provided in Treas. Reg. § 1.704-2(c).

B.1.11 “Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.7042(b)(3).

B.1.12 “Partially Adjusted Capital Account” shall mean with respect to any Partner and any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such year (including any actual or anticipated Tax Distributions for such year) and all special allocations pursuant to Section B.2.3 and Section B.2.4 with respect to such Fiscal Year, but before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section B.2.1 and Section B.2.2, plus the Partner’s share of Minimum Gain determined under Treas. Reg. § 1.704-2(g) and plus the Partner’s share of “partner nonrecourse debt minimum gain,” as defined and determined in Treas. Reg. §§ 1.704-(2)(i)(2) and 1.704-2(i)(4), all computed immediately prior to the hypothetical sale described in the definition for Target Capital Account.

B.1.13 “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)             Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss.

(b)             Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(1), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss.

(c)             In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” hereof, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

(d)             Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(e)             In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into

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account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”.

(f)              To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

(g)             Any items which are specially allocated pursuant to Sections B.2.3 or B.2.4 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections B.2.3 or B.2.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

B1.14 “Regulatory Allocations” has the meaning set forth in Section B.2.4 hereof.

B.1.15 “Target Capital Account” means, with respect to any Partner and for any Fiscal Year, an amount (which may be either a positive or negative balance) equal to the hypothetical distributions such Partner would receive if the hypothetical distribution to a Partner is equal to the sum of (A) amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Gross Asset Value and, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to Nonrecourse Liability or Partner Nonrecourse Debt, to the Gross Asset Value of the assets securing each such liability) and the remaining assets were distributed in full to the Partners pursuant to Section 7. 1 of the Agreement, all as of the last day of such year.

B.1.16 “Tax Matters Partner” has the meaning set forth in Section B.3.3(a) hereof

B.1.17 “Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.

ARTICLE B-II

ALLOCATIONS OF PROFITS AND LOSSES

B.2.1 Profits. After giving effect to the special allocations set forth in Sections B.2.3  and B.2.4 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:

Profits for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Profits for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted

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Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.

B.2.2 Losses. After giving effect to the special allocations set forth in Sections B.2.3  and B.2.4 hereof; Losses for any Fiscal Year shall be allocated as set forth in Section B.2.2(a) below, subject to the limitation in Section B.2.2b below:

(a)           Losses for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Losses shall be allocated to a Partner whose Target Capital Account is greater than of equal to its Partially Adjusted Capital Account for such Fiscal Year.

(b)           The Losses allocated pursuant to Section B.2.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section B.2.2(a), the limitation set forth in this Section B.2.2.(c) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Treas. Reg. § 1.704-1(b)(2)(ii)(d), with any excess losses allocated to the General Partner.

B.2.3 Special Allocations. The following special allocations shall be made in the following order and priority:

(a)             Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.7042(f)(6) and 1.704-20)(2). This Section B.2.3(a) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

(b)             Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. §§ 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the

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respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.704-2(i)(4) and 1. 704-20)(2). This Section B.2.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section B.2.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.2.3(c) were not in this Agreement. This Section B.2.3(c) is intended to comply with the qualified income offset requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.2.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section B.2.3(c) hereof and this Section B.2.3(d) were not in this Agreement.

(e)           Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in accordance with their Percentage Interests.

(f)            Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(1)- provided, however, that if more than one Partner bears the economic risk of loss for such debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated to and among the Partners in the same proportion that they bear the economic risk of loss for such Partner Nonrecourse Debt. This Section B.2.3(f) is intended to comply with the provision of Treas. Reg. § 1.704-2(i) and shall be interpreted consistently therewith.

(g)           Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment

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to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) applies.

(h)            Additional Allocations. The following special allocations shall be made:

(i) If the Partnership has Profits for any Fiscal Year (determined before giving effect to this Section B.2.3(h)), any Partner whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of Partner deduction or loss (included in the calculation of Profits) for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account. In the event the Partnership has insufficient items of deduction and loss for such Fiscal Year to satisfy the previous sentence with respect to all such Partners, the available items of deduction and loss shall be divided among such Partners in proportion to their differences.

(ii)             If the Partnership has Loss for any Fiscal Year (determined prior to giving effect to this Section B.2.3(h)), any Partner whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Partnership income or gain (included in the calculation of Loss) for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. In the event the Partnership has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Partners, the available items of income or gain shall be divided among such Partners in proportion to such differences.

(iii)            The availability of items of income, gain, loss or deduction to be specially allocated pursuant to this Section B.2.3(h) shall be determined after giving full effect to all of the preceding provisions of Section B.2.3.

B.2.4 Curative Allocations. The allocations set forth in Sections B.2.2(b) and B.2.3(a)  through (g) (the “Regulatory Allocations”)  are intended to comply with certain requirements of the Treasury Regulations. it is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section B.2.4. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss, or deduction in whatever manner it determine appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

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B.2.5 Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall produce final Capital Account balances of the Partners that will permit liquidating distributions in accordance with Section 7.1 of the Agreement. To the extent that the allocations required in this Exhibit B would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (ii) items of Partnership income, gain, loss, or deduction for prior open taxable years shall be reallocated by the General Partner among the Partners to the extent it is not possible to achieve such result with allocations of Partnership income, gain, loss, or deduction for the current taxable year and future taxable years.

B.2.6             Other Allocation Rules.

(a)             Profits, Losses or any other items allocable to any period shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b)             The Partners are aware of the income tax consequences of the allocations made in this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Partnership income and loss for income tax purposes.

(c)             Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Reg. § 1.7523(a)(3), the Partners’ interests in Partnership profits shall be allocated in accordance with their Percentage Interests.

(d)             To the extent permitted by Treas. Reg. § 1.704-2(h)(3), the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

B.2.7             Tax Allocations; Code Section 704(c).

(a)             In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”. The Partnership shall utilize the traditional method with curative allocations as described in Treas. Reg. § 1.704-3(c) with respect to each item of contributed property.

(b)             In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

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(c)               Subject to Section B.2.7(a), any elections or other decisions relating to such allocations shall be made by the General Partner. Allocations pursuant to this Section B.2.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(d)             Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year. For purposes of determining the nature (as ordinary or capital) of any Partnership gain allocated among the Partners for Federal income tax purposes pursuant to this Agreement, the portion of such gain required to be recognized as ordinary income pursuant to Code Sections 1245 and/or 1250 shall be deemed to be allocated among the Partners in accordance with Treas. Reg. § 1.1245-1(e)(2) and 1.1250-1(f).

B.2.8 Reliance on Advice of Accountants and Attorne(y)s. The General Partner will have no liability to the Partners or the Partnership if the General Partner relies upon the written opinion of tax counsel or accountants retained by the Partnership with respect to all matters (including disputes) relating to computations and determinations required to be made under this Exhibit B or other related provisions of this Agreement.

ARTICLE B-III

OTHER TAX MATTERS

B.3.1 Tax Returns. The General Partner shall prepare and timely file all federal, state, and local tax returns required to be filed by the Partnership in accordance with this Agreement.

B.3.2 Tax Elections. The Partnership shall make the following elections for tax purposes on the appropriate returns:

(a)           the Partnership’s taxable year shall be determined as provided in Section 7.6 of the Agreement;

(b)           the Partnership’s books and records shall be kept as provided in Section 7.5;

(c)           if a distribution of the Partnership’s property as described in Code Section 734 occurs or upon a transfer of an interest in the Partnership as described in Code Section 743 occurs, on request by notice from any Partner, to elect, pursuant to Code Section 754, to adjust the basis of Partnership’s properties;

(d)           to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Code Section 709(b); and

(e)           any other election the General Partner deems appropriate and in the best interests of the Partners.

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The Partnership intends to be classified as a partnership; for federal income tax purposes under Treas. Reg. § 301.7701-3. Neither the Partnership nor any Partner may make an election under Treas. Reg. § 301.7701-3(c) to treat the Partnership as an association taxable as a corporation. To the extent Treas. Reg. § 301.7701-3 does not govern the state and local tax classification of the Partnership, the General Partner shall take such action as may be permitted or required under any state and/or local law applicable to the Partnership to cause the Partnership to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for the state and/or local income tax purposes. In addition, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter I of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

B.3.3 Tax Matters Partner. In accordance with Section 7. 9 of the Agreement the General Partner is hereby designated the “tax matters partner” (herein so called) as that term is defined in Code Section 6231(a)(7).

B.3.4 Amounts Withheld. All amounts required to be withheld pursuant to federal, state, local, or foreign tax laws shall be treated as amounts actually distributed to the affected Partners for all purposes under this Agreement. The General Partner is hereby authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over any federal, state, local, or foreign government any amounts required to be so withheld pursuant to federal, state, or local law.

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